EXHIBIT 99.1

News Release

FOR ADDITIONAL INFORMATION:
Media Relations:	Investor Relations:
Jim Vitak	Eric Boni
(614) 790-3715	(859) 815-3527
jevitak@ashland.com	enboni@ashland.com

FOR IMMEDIATE RELEASE:
March 20, 2008

Ashland Inc. appoints Manager and Rohr to board
COVINGTON, Ky. — The board of directors of Ashland Inc. (NYSE:ASH) met late yesterday and elected Vada O. Manager and Mark C. Rohr as directors of the company. Manager will serve as a member of Ashland’s Finance and Personnel & Compensation committees. Rohr will serve on Ashland’s Audit and Environmental, Health & Safety committees.
Vada Manager, 46, currently serves as director of global issues management for Nike, Inc., a hybrid role of in-house business consultant and strategic communications advisor for the global company. Prior to this position, Manager held various management positions at Nike, including senior strategist, advisor to senior management and project manager, in multiple areas of the company, beginning in 1997. Before joining Nike, he performed in a similar role at Levi Strauss & Co.’s global headquarters in San Francisco and was also a vice president of the Washington, D.C.-based public affairs firm, Powell Tate, a part of Weber Shandwick. Manager, also a former vice president of public finance for a Phoenix-based NYSE brokerage firm, holds a bachelor’s degree in political science from Arizona State University and performed graduate work at the London School of Economics.
Mark Rohr, 56, is president and chief executive officer of Albemarle Corp. Prior to this position, he held several executive positions with Albemarle, including chief operating officer and executive vice president – operations. Before joining Albemarle, he served with Occidental Chemical Corp. as senior vice president – specialty chemicals. Rohr holds bachelor’s degrees in chemistry and chemical engineering from Mississippi State University. He is also a director of Celanese Corp. and serves on the executive committee of the American Chemistry Council and the board of directors of the Wildlife Habitat Council.

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Ashland Inc. ● Covington, Ky. ● 41012-0391 ● (859) 815-3333 ● www.ashland.com

Ashland Inc. board appointments - 2

             Ashland Inc., a diversified, global chemical company, provides quality products, services and solutions to customers in more than 100 countries. A FORTUNE 500 company, it operates through four divisions: Ashland Performance Materials, Ashland Distribution, Valvoline and Ashland Water Technologies. To learn more about Ashland, visit www.ashland.com.

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